Exhibit 99.1

For Immediate Release: October 30, 2003


KING POWER INTERNATIONAL GROUP CO., LTD ANNOUNCES COMPLETION OF MERGER WITH AND INTO KP (THAILAND) COMPANY LIMITED

Bangkok, Thailand - King Power International Group Co., Ltd. ("KPG" or the "Company") today announced that the merger (the "Merger") of KPG with and into KP (Thailand) Company Limited ("KP Thailand") became effective after the close of trading on October 29, 2003, with KP Thailand being the surviving corporation. The Merger became effective pursuant to the Agreement and Plan of Merger, dated October 29, 2001, as amended and restated on May 16, 2003, between KPG and KP Thailand.

As a result of the  Merger,  each  common  share of KPG,  other  than the common shares held by the majority shareholders listed in the Agreement and Plan of Merger, was cancelled and converted into the right to receive the merger consideration of U.S.$3.27. In addition, under the settlement of the consolidated stockholder lawsuits against KPG and its directors, KPG expects that approximately U.S.$0.50 per common share, excluding any income earned by the settlement fund, taxes on such income and tax-related expenses, would be available for distribution to the settlement class members.

KPG's common stock ceased trading after the close of trading on October 29, 2003, and will be delisted from the American Stock Exchange.

Note: news releases and other information on King Power Group can be accessed at www.kingpower.com and www.kingpowerinternational.com on the internet.

The above information contains certain forward-looking statements and information relating to the Company that its based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words
"anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.